Exhibit 15.6

SmytheRatcliffe
CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the Form 20-F of Pure Nickel Inc. (formerly Nevada Star Resource Corp.) for the fiscal year ended November 30, 2007 of our auditors' reports dated March 13, 2007, February 23, 2006, November 10, 2005, and November 7, 2003 on the consolidated balance sheets of Pure Nickel Inc. and the related consolidated statements of operations and deficit and cash flows for the periods ended November 30, 2006, November 30, 2005, August 31, 2005, and August 31, 2003.

/s/ Smythe Ratcliffe LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vancouver, Canada
May 12, 2008

7th Floor, Marine Building
355 Burrard Street, Vancouver, BC
Canada V6C 2G8

Telephone: 604.687.1231
Fax: 604.688.4675
Web: SmytheRatcliffe.com

A Member of PKF International